Exhibit 99.1

Global Partners Announces the Appointment of John T. Hailer to Its Board of Directors

Former President and CEO of Natixis Investment Managers Brings Strategic Expertise to the Board

WALTHAM, Mass.--(BUSINESS WIRE)--July 3, 2018--Global Partners LP (NYSE: GLP) today announced the appointment of John T. Hailer, former President and Chief Executive Officer of Natixis Investment Managers, to the Board of Directors of its general partner, Global GP LLC, effective July 1, 2018.

Mr. Hailer, 57, is President of the 1251 Asset Management division of 1251 Capital Group, a Boston-based financial services company that owns a concentrated group of companies in the asset management and insurance sectors. Prior to joining 1251 Capital Group, he spent more than 18 years at Natixis. As President and CEO for the Americas and Asia, he helped Natixis strategically reposition as a global solutions provider and grow to become one of the world’s largest asset managers. Before joining Natixis, Mr. Hailer was responsible for new business development in North and Latin America at Fidelity Investments Institutional Services Company and was director of retail business development for Putnam Investments.

“John is a recognized leader in the financial services industry. He brings a strong combination of capital markets experience and business acumen to the Board, expertise that will enable him to provide a unique and valuable perspective on our growth strategy,” said Richard Slifka, Chairman of Global GP LLC. “Because Global is an organization committed to serving the communities where we live and work, we also were impressed by John’s history of philanthropic participation, including his long association with the Home for Little Wanderers, the Boston Public Library and the Children’s Trust. We are delighted to welcome John and look forward to benefitting from his insights.”

Mr. Hailer is Chairman of the Board for the New England Council and the Back Bay Association. He also serves as a Trustee on several other boards, including Boston Medical Center and Boston Public Library. Mr. Hailer received his B.A. from Beloit College and is a former member of its Board of Trustees.

About Global Partners LP

Global Partners is a midstream logistics and marketing master limited partnership that owns, controls or has access to one of the largest terminal networks of petroleum products and renewable fuels in the Northeast. With approximately 1,500 locations, primarily in the Northeast, Global is one of the largest regional independent owners, suppliers and operators of gasoline stations and convenience stores. Global is also one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. The Partnership is also engaged in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. For additional information, visit www.globalp.com.

CONTACT:
Global Partners LP
Daphne H. Foster, 781-894-8800
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President, General Counsel and Secretary